SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Meridian Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 10, 2019

Dear Fellow Stockholder:

You are cordially invited to attend the 2019 annual meeting of stockholders of Meridian Bancorp, Inc. The meeting will be held at the Peabody office of East Boston Savings Bank, 67 Prospect Street, Peabody, Massachusetts on May 15, 2019 at 11:00 a.m., local time.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. Officers of the Company, as well as a representative of Wolf & Company, P.C., the Company’s independent registered public accounting firm, are expected to be present to respond to appropriate questions of stockholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

We look forward to seeing you at the meeting.

Sincerely,

Richard J. Gavegnano

Chairman of the Board, President and Chief Executive Officer

67 Prospect Street

Peabody, Massachusetts 01960

(617) 567-1500

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	11:00 a.m. on May 15, 2019
PLACE	Peabody Office of East Boston Savings Bank
67 Prospect Street
Peabody, Massachusetts 01960
ITEMS OF BUSINESS	(1) To elect four directors to serve for a term of three years.
(2) To ratify the selection of Wolf & Company, P.C. as our independent registered public accounting firm for fiscal year 2019.
(3) To consider a non-binding proposal to approve our executive compensation as described in the proxy statement.
(4) To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.
RECORD DATE	To vote, you must have been a stockholder at the close of business on March 29, 2019.
PROXY VOTING

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy or voting instruction card and included in the accompanying proxy statement. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

Edward J. Merritt Corporate Secretary
April 10, 2019

Meridian Bancorp, Inc.

Proxy Statement

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Meridian Bancorp, Inc. (the “Company” or “Meridian Bancorp”) to be used at the annual meeting of stockholders of the Company. The Company is the holding company for East Boston Savings Bank (the “Bank”). The annual meeting will be held at the Peabody office of East Boston Savings Bank, 67 Prospect Street, Peabody, Massachusetts on Wednesday, May 15, 2019 at 11:00 a.m., local time. This proxy statement and the enclosed proxy card are being mailed to stockholders of record on or about April 10, 2019.

Voting and Proxy Procedure

Who Can Vote at the Meeting

You are entitled to vote your Company common stock if the records of the Company show that you held your shares as of the close of business on March 29, 2019. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or other nominee. As the beneficial owner, you have the right to direct your broker or other nominee how to vote.

As of the close of business on March 29, 2019, there were 53,542,646 shares of Company common stock outstanding for voting purposes. Each share of common stock has one vote. The Company’s Articles of Incorporation provide that, subject to certain exceptions, record owners of the Company’s common stock that is beneficially owned by a person who beneficially owns in excess of 10% of the Company’s outstanding shares, are not entitled to any vote in respect of the shares held in excess of the 10% limit.

Attending the Meeting

If you were a stockholder as of the close of business on March 29, 2019, you may attend the meeting. However, if your shares of Company common stock are held by a broker or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Company common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker or other nominee who holds your shares.

Quorum and Vote Required

A majority of the outstanding shares of common stock entitled to vote is required to be represented at the meeting to constitute a quorum for the transaction of business. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors are elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting to ratify the appointment of Wolf & Company, P.C., as our independent registered public accounting firm, you may vote in favor of the proposal, against the proposal or abstain from voting. To be approved, this matter requires the affirmative vote of a majority of the votes cast at the annual meeting. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on this proposal.

In voting on the non-binding proposal to approve our executive compensation, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To approve the proposal, the affirmative vote of a majority of the votes cast at the annual meeting is required. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on this proposal. While this vote is required by law, it will neither be binding on us or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on us or the Board of Directors.

Voting by Proxy

The Company’s Board of Directors is sending you this proxy statement to request that you allow your shares of Company common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends that you:

•	vote for each of the nominees for director;
•	vote for ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm; and
•	vote for the approval of our executive compensation as described in this proxy statement.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. The Company does not currently know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person by ballot. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

If your Company common stock is held in street name, you will receive instructions from your broker or other nominee that you must follow to have your shares voted. Your broker or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please review the proxy card or instruction form provided by your broker or other nominee that accompanies this proxy statement.

Participants in the ESOP and 401(k) Plan

If you participate in the East Boston Savings Bank Employee Stock Ownership Plan (the “ESOP”) or if you hold Company common stock through the East Boston Savings Bank 401(k) Plan (the “401(k) Plan”), you will receive vote authorization form(s) that reflect all shares you may direct the trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee will vote all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of Company common stock held by the ESOP and all allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Although not required by the terms of the 401(k) Plan, East Boston Savings Bank is providing a participant the opportunity to provide voting instructions for all shares credited to his or her 401(k) Plan account and held in the Meridian Bancorp, Inc. Stock Fund. Shares for which no voting instructions are given or for which instructions were not timely received will be voted at the discretion of the 401(k) plan trustee. The deadline for returning your voting instructions is May 10, 2019.

If you have any questions about voting under the 401(k) Plan or ESOP, please contact Eric Heath, Senior Vice President, Human Resources, at (978) 977-2820.

Corporate Governance

General

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern the Company’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for the Company.

Code of Ethics and Business Conduct

The Company has adopted a Code of Ethics and Business Conduct that is designed to promote the highest standards of ethical conduct by the Company’s directors, executive officers and employees. The Code of Ethics and Business Conduct requires that the Company’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Ethics and Business Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics and Business Conduct. A copy of the Code of Ethics and Business Conduct can be found in the “Investor Relations—Corporate Governance” section of the Company’s website, www.ebsb.com. Amendments to and waivers from the Code of Ethics with respect to directors and executive officers will also be disclosed on the Company’s website.

As a mechanism to encourage compliance with the Code of Ethics and Business Conduct, the Company has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls and auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Ethics and Business Conduct also prohibits the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code of Ethics and Business Conduct.

Meetings of the Board of Directors

The Company conducts business through meetings of its Board of Directors and through activities of its committees. During 2018, the Board of Directors of Meridian Bancorp held 12 meetings (not including committee meetings). No director attended fewer than 75% of the total meetings of the Company’s and the Bank’s respective Board of Directors and the committees on which such director served (held during the period for which the director has served as a director or committee member, as appropriate).

Committees of the Board of Directors

The following table identifies our Audit, Compensation and Nominating/Corporate Governance committees and their members. All members of each committee are independent in accordance with the listing rules of the Nasdaq Stock Market, Inc. The Company also maintains an Executive Committee as a standing committee. The charters of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee are available in the “Investor Relations—Corporate Governance” section of the Company’s website, www.ebsb.com.

Nominating/
Corporate
	Audit	Compensation	Governance
Director	Committee	Committee	Committee
Cynthia C. Carney			X
Marilyn A. Censullo	X*	X
Russell L. Chin	X
Anna R. DiMaria		X	X
Domenic A. Gambardella		X*	X*
Thomas J. Gunning			X
Carl A. LaGreca	X
Gregory F. Natalucci			X
Number of Committee Meeting in 2018	9	6	1

*	Denotes Chairperson

Audit Committee. Pursuant to Meridian Bancorp’s Audit Committee Charter, the Audit Committee assists the Board of Directors in its oversight of the Company’s accounting and reporting practices, the quality and integrity of the Company’s financial reports and the Company’s compliance with applicable laws and regulations. The Audit Committee is also responsible for engaging the Company’s independent registered public accounting firm and monitoring its conduct and independence. In addition to meeting the independence requirements of the Nasdaq Stock Market, Inc., each member of the Audit Committee meets the audit committee independence requirements of the Securities and Exchange Commission. The Board of Directors has determined that each of Marilyn A. Censullo and Carl A. LaGreca qualifies as an audit committee financial expert under the rules of the Securities and Exchange Commission. The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Audit Committee Report.”

Compensation Committee. Pursuant to Meridian Bancorp’s Compensation Committee Charter, the Compensation Committee approves the compensation objectives for the Company and the Bank and establishes the compensation for the Chief Executive Officer and other executives. The Compensation Committee reviews corporate goals and objectives relevant to our Chief Executive Officer compensation, evaluates our Chief Executive Officer’s performance in light of those goals and objectives, and approves our Chief Executive Officer’s compensation level based on this evaluation. Our Chief Executive Officer makes recommendations as to the appropriate mix and level of compensation for other executive officers to the Compensation Committee and determines the compensation for subordinates of executive officers. In making his recommendations, the Chief Executive Officer considers the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. Our Chief Executive Officer does not participate in discussions related to his compensation or the Committee’s review of any documents related to the determination of his compensation. The Compensation Committee reviews all compensation components for the Company’s Chief Executive Officer and other executive officers’ compensation including base salary, annual incentive, long-term incentives and other perquisites. In addition to reviewing competitive market values, the committee also examines the total compensation mix, pay-for-

performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package. See “Compensation Discussion and Analysis” for more information regarding the role of the Compensation Committee in determining and/or recommending the amount or form of executive compensation. The report of the Compensation Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Compensation Committee Report.”

Nominating/Corporate Governance Committee. Pursuant to the Meridian Bancorp’s Nominating/Corporate Governance Committee Charter, the Company’s Nominating/Corporate Governance Committee assists the Board of Directors in identifying qualified individuals to serve as Board members, in determining the composition of the Board of Directors and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing the Company’s corporate governance guidelines. The Nominating/Corporate Governance Committee also considers and recommends the nominees for director to stand for election at the Company’s annual meeting of stockholders. The procedures of the Nominating/Corporate Governance Committee required to be disclosed by the rules of the Securities and Exchange Commission are included in this proxy statement. See “Nominating/Corporate Governance Committee Procedures.”

Risk Oversight

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with such areas. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating/Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks. The Board of Directors annually reviews our conflict of interest policy to ensure all directors are in compliance with the policy.

Attendance at the Annual Meeting

The Board of Directors encourages each director to attend annual meetings of stockholders. All of our then-existing directors attended the 2018 Annual Meeting of Stockholders.

Board Leadership Structure

The Board of Directors currently combines the position of Chairman of the Board with the position of Chief Executive Officer, coupled with a lead independent director to further strengthen the governance structure. The Board of Directors believes this provides an efficient and effective leadership model for the Company. Combining the Chairman of the Board and Chief Executive Officer positions fosters clear accountability, effective decision-making, a clear and direct channel of communication from senior management to the full Board of Directors and alignment on corporate strategy. To further strengthen the leadership of the Board of Directors, the Board selects a lead independent director on an annual basis, currently Carl A. LaGreca. The responsibilities of the lead independent director include leading all meetings of non-management Directors. The Board of Directors believes its leadership structure and corporate governance practices enhance the administration of its risk oversight function. To assure effective independent oversight, the Board has adopted a number of governance practices, including holding executive sessions of the independent directors at least twice a year or more often as needed. In addition, the Compensation Committee, which consists only of independent directors, evaluates the performance of our Chairman of the Board and Chief Executive Officer and presents its findings to our independent directors.

Stock Ownership

The following table provides information as of March 29, 2019, with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power. Percentages are based on 53,542,646 shares of Company common stock outstanding for voting purposes as of as of March 29, 2019.

		Percent
	Number of	of Common Stock
Name and Address	Shares Owned	Outstanding
T. Rowe Price Associates, Inc. (1)	7,682,529	14.35%
100 E. Pratt Street
Baltimore, Maryland 21202

BlackRock, Inc. (1)	4,063,915	7.59%
55 East 52nd Street
New York, NY 10055

East Boston Savings Bank	3,460,946	6.46%
Employee Stock Ownership Plan Trust
2321 Kochs Lane
Quincy, Illinois 62305

Dimensional Fund Advisors, LP (1)	2,957,866	5.52%
Building One
6300 Bee Cave Road
Austin, Texas 78746

(1)	Amount of shares owned and reported on the most recent Schedule 13G filings with the Securities and Exchange Commission.

The following table provides information as of March 29, 2019 about the shares of Meridian Bancorp common stock that may be considered to be beneficially owned by each director, named executive officer and all directors and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power, or which he or she has the right to acquire beneficial ownership at any time within 60 days after March 29, 2019. Unless otherwise indicated, none of the shares listed are pledged as collateral for a loan, and each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown. Percentages are based on 53,542,646 shares of Company common stock outstanding for voting purposes as of as of March 29, 2019.

Name	Number of Shares Owned		Percent of Common Stock Outstanding
Directors
Cynthia L. Carney	15,691	(1)	*
Marilyn A. Censullo	111,066	(2)	*
Russell L. Chin	7,186	(3)	*
Anna R. DiMaria	112,302	(4)	*
Domenic A. Gambardella	158,725	(5)	*
Richard J. Gavegnano	1,236,042	(6)	2.3%
Thomas J. Gunning	65,532	(7)	*
Carl A. LaGreca	104,973	(8)	*
Edward J. Merritt	112,801	(9)	*
Joyce A. Murphy	3,000	(10)	*
Gregory F. Natalucci	88,068	(11)	*
Peter F. Scolaro	12,856	(12)	*

Executive Officers Who Are Not Also Directors
Mark L. Abbate	151,069	(13)	*
John Migliozzi	77,897	(14)	*
Frank P. Romano	242,602	(15)	*
John A. Carroll	79,371	(16)	*

All directors and executives as a group (16 persons)	2,579,181		4.8%

*	Less than 1%.
(1)

Includes 2,400 restricted shares, 4,407 shares held in an individual retirement account (“IRA”) and 3,213 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.

(2)	Includes 10,000 restricted shares, 2,448 shares held in an IRA and 33,714 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(3)	Includes 2,400 restricted shares.
(4)	Includes 10,000 restricted shares, 10,000 shares held in an IRA and 32,490 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(5)	Includes 10,000 restricted shares, 3,554 shares pledged as collateral and 23,800 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.

(6)

Includes 120,000 restricted shares, 15,465 shares held in the ESOP, 7,714 shares held in the 401(k) plan, 25,000 shares held in an IRA, 50,000 shares pledged as collateral and 262,501 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.

(7)	Includes 10,000 restricted shares and 31,144 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(8)

Includes 10,000 restricted shares, 4,448 shares held in a Uniform Transfers to Minors Act account and 26,004 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.

(9)

Includes 10,000 restricted shares, 8,855 shares held in the ESOP, 17,173 shares held in the 401(k) plan, 22,356 shares held in an IRA and 38,135 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.

(10)	Includes 3,000 restricted shares.
(11)	Includes 10,000 restricted shares, 879 shares held in an IRA, and 27,472 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(12)	Includes 3,000 restricted shares, 2,548 held in an IRA.
(13)

Includes 10,000 restricted shares, 10,691 shares held in the ESOP, 32,500 shares held in the 401(k) plan and 25,893 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.

(14)

Includes 5,000 restricted shares, 8,018 shares held in the ESOP, 6,311 shares held in the 401(k) plan, 5,937 shares held in an IRA and 25,189 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.

(15)

Includes 10,000 restricted shares, 7,447 shares held in the ESOP, 4,547 shares held in the 401(k) plan, 139,713 shares held in an IRA, 5,357 shares held by Mr. Romano’s spouse and 50,377 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.

(16)

Includes 10,000 restricted shares, 6,551 shares held in the ESOP, 3,462 shares held in the 401(k) plan, 14,896 shares held in an IRA and 30,790 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.

Proposal 1—Election of Directors

The Board of Directors of Meridian Bancorp is presently composed of 12 members. The Board is divided into three classes, each with three-year staggered terms, with approximately one- third of the directors elected each year. The nominees for election this year are Anna R. DiMaria, Domenic A. Gambardella, Thomas J. Gunning and Peter F. Scolaro, all of whom are current directors of the Company.

All of our directors except for Messrs. Gavegnano and Merritt are independent under the current listing standards of the Nasdaq Stock Market, Inc. Messrs. Gavegnano and Merritt are not independent because they are executive officers of Meridian Bancorp and East Boston Savings Bank.  In determining the independence of our other directors, the Board of Directors considered loans to directors and members of their affiliates, and legal fees and fees related to loan originations paid to, or received by, directly or indirectly, which transactions were not required to be disclosed individually under “—Transactions with Certain Related Persons.”

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named below. If any nominee is unable to serve, the persons named in the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors.  Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of all nominees.

Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each biography is as of December 31, 2018.

All of the nominees and directors continuing in office are long-time residents of the communities served by the Company and its subsidiaries and many of such individuals have operated, or currently operate, businesses located in such communities. As a result, each nominee and director continuing in office has significant knowledge of the businesses that operate in the Company’s market area, an understanding of the general real estate market, values and trends in such communities and an understanding of the overall demographics of such communities. Additionally, as residents of such communities, each nominee and continuing director has direct knowledge of the trends and developments occurring in such communities. As a community banking institution, the Company believes that the local knowledge and experience of its directors assists the Company in assessing the credit and banking needs of its customers, developing products and services to better serve its customers and in assessing the risks inherent in its lending operations. As local residents, our nominees and directors are also exposed to the advertising, product offerings and community development efforts of competing institutions which, in turn, assists the Company in structuring its marketing efforts and community outreach programs.

Nominees for Election of Directors

The nominees standing for election are:

Anna R. DiMaria has been an Attorney at Law with the Law Offices of Michael A. D’Avolio for over 20 years. Ms. DiMaria’s background as an attorney provides the Board of Directors with a unique perspective in addressing the legal requirements of the Company and its subsidiaries. Her professional experience also provides the Company with expertise in the areas of real estate and estate law. Age 73. Director since 2006.

Domenic A. Gambardella is the former owner and President of Meridian Insurance Agency Inc., an insurance agency, and was the owner of a financial services firm focused on small businesses.  Mr. Gambardella’s experience as President of an insurance agency gives him unique insights into the Company’s challenges, opportunities and operations in the insurance products field and generally in the area of wealth management and non-depository products that are offered by the Company and its subsidiaries. Age 73. Director since 1995.

Thomas J. Gunning is Executive Director of Building Trades Employers Association, a multi-trade organization that represents over 250 contractors affiliated with 11 different building trade unions. Mr. Gunning’s experience in legislative matters, labor relations and contract negotiations brings the Board of Directors the perspective of someone who is familiar with all facets of labor matters. Mr. Gunning served as a director of Mt. Washington Co-operative Bank since 2008 and became a director of the Company as result of the Bank’s acquisition of Mt. Washington Co-operative Bank in January 2010. Age 65. Director since 2010.

Peter F. Scolaro is the Director of Property Services for Action for Boston Community Development (ABCD). Mr. Scolaros’ experience with ABCD preparing budgets and overseeing property and construction management benefits the Company with respect to real estate and construction lending. Mr. Scolaro has been affiliated with the Bank since 1984 as both corporator and trustee. Age 65. Director since 2018.

Directors Continuing in Office

The following directors have terms ending in 2020:

Cynthia C. Carney has been the Principal/Broker of Carney & Company, LLC, for over 20 years. Previously, Ms. Carney worked as a Commercial Real Estate Broker at the Hamilton Company and a Corporate Marketing & Leasing Coordinator at Corcoran Management Company in Boston. Ms. Carney provides the Board with significant experience in commercial real estate, residential real estate marketing, sales and leasing, business generation and business referrals. Age 69.  Director since 2016.

Carl A. LaGreca is a Certified Public Accountant. He retired in January 2017 as the President of Forman, Itzkowitz, Berenson & LaGreca, PC, an accounting firm in Waltham, Massachusetts, where he was employed for over 30 years, and is currently with DiCicco, Gulman & Company, LLP of Woburn, Massachusetts. Mr. LaGreca has significant expertise and background with regard to accounting matters, the application of generally accepted accounting principles and matters of business finance and business transactions. Mr. LaGreca’s professional and business experience provides the Board with valuable insight into the accounting and public reporting issues faced by the Company and in assessing strategic transactions involving the Company. Age 72. Director since 2009.

Edward J. Merritt serves as Corporate Secretary of the Company and Executive Vice President, Business Development and Community Reinvestment of the Bank, and became a Board member as a result of the Bank’s acquisition of Mt. Washington Co-operative Bank.  Previously, Mr. Merritt served as the President and Chief Executive Officer and a director of Mt. Washington Cooperative Bank for over 11 years. Mr. Merritt’s long-term experience with managing the day-to-day operations of a community banking institution provides additional banking management experience to the Board, and his experience operating in a community in which the Company previously had limited market penetration also provides the Board with additional perspective with respect to such market area and assists the Board in recognizing and assessing growth opportunities in that market area. Age 59. Director since 2010.

Joyce A. Murphy retired in August 2018 as the Executive Vice Chancellor and Chief Executive Officer of Commonwealth Medicine, the public service and operations division of University of Massachusetts Medical School (“UMMS”). Prior to joining UMMS in 2006, Ms. Murphy served for nine years as the President and Chief Executive Officer of Carney Hospital, a community teaching hospital located in Boston. Ms. Murphy currently serves as Director on the Curry College Board of Directors.  Ms. Murphy’s extensive leadership experience, as well as her knowledge of the Boston market, are valuable in assisting the Board of Directors with evaluating strategic planning initiatives.  Age 66. Director since 2018.

The following directors have terms ending in 2021:

Marilyn A. Censullo, a Certified Public Accountant, has been a partner in the accounting firm of Naffah & Company, P.C. since 2000, and has over 30 years of experience as an accountant. Ms. Censullo has significant experience with the application of generally accepted accounting principles and matters of business finance and business transactions. Ms. Censullo’s professional and business experience provides the Board with valuable insight into the accounting and public reporting issues faced by the Company and in assessing strategic transactions involving the Company. Age 61. Director since 2007.

Russell L. Chin is the Principal of Chin Law Firm and has practiced law in Massachusetts since 1981. Prior to launching his law firm, he partnered at various law firms within Boston, including Holland & Knight, LLP, Sherburne, Powers & Needham, P.C. and Chin, Wright & Branson, P.C.   Mr. Chin’s extensive experience representing major governmental authorities, large financial institutions, multi-national companies and individual clients both in the United States, and abroad provides the Board with significant expertise in legal and regulatory matters. Age 63. Director since 2016.

Richard J. Gavegnano was in the investment business for 37 years with national New York Stock Exchange member firms, and retired in 2006 ending his career as a Vice President with A.G. Edwards & Sons, Inc. He has been associated with East Boston Savings Bank for over 40 years serving as corporator, trustee and director. Mr. Gavegnano has served as Chairman of the Board of East Boston Savings Bank and the Company since 2003 and 2006, respectively. In 2007, Mr. Gavegnano was appointed Chief Executive Officer of the Company and Investor Relations Officer of the Company, and in 2014 was appointed President of East Boston Savings Bank and the Company. Mr. Gavegnano serves on the Federal Reserve Bank of Boston’s Community Depository Institutions Advisory Council. Mr. Gavegnano has experience in business development, commercial real estate and investments. Mr. Gavegnano’s positions as Chairman of the Board and Chief Executive Officer foster clear accountability, effective decision-making, a clear and direct channel of communication from senior management to the full Board, and alignment on corporate strategy. Age 71. Director since 1995.

Gregory F. Natalucci is a former auditor with CNA Financial Corporation, a commercial and property-casualty insurer. Mr. Natalucci practiced in this field for over 35 years. In connection with his position with CNA Financial he gained extensive knowledge of audit practices and of the insurance industry. Mr. Natalucci’s experience provides the Board with experience when assessing the Company’s accounting and internal audit practices and with respect to its insurance needs in general. Age 73. Director since 2002.

Proposal 2—Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Wolf & Company, P.C. to be the Company’s independent registered public accounting firm for the 2019 fiscal year, subject to ratification by stockholders. A representative of Wolf & Company, P.C. is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the firm is not approved by a majority of the votes cast by stockholders at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm.

Audit Fees

The following table sets forth the fees paid by the Company for the fiscal years ended December 31, 2018 and 2017 to Wolf & Company, P.C.

	2018	2017
Audit fees	$399,000	$394,000
Audit-related fees	$38,600	$37,400
Tax fees	$32,500	$33,500
All other fees	$—	$9,000

Audit fees pertain to the audit of the Company’s annual consolidated financial statements, quarterly review fees, and the audit of internal controls over financial reporting, and include out-of-pocket costs. Audit-related fees pertain to the audits of the Company’s 401(k) Plan and employee stock ownership plan. Tax fees pertain to tax return preparation and other tax matters. All other fees pertain to services related to information technology.

Pre-Approval of Services by the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval can be given either by approving an engagement prior to the engagement or pursuant to a pre-approval policy with respect to particular services. Such approval process ensures that the independent registered public accounting firm does not provide any non-audit services to the Company that are prohibited by law or regulation.

During the years ended December 31, 2018 and 2017, 100% of audit and other services provided by Wolf & Company, P.C. were approved, in advance, by the Audit Committee.

Proposal 3—Advisory (Non-Binding) Vote on Executive Compensation

Stockholders are being given the opportunity to vote on an advisory (non-binding) “say-on-pay” resolution at the Annual Meeting to approve the compensation of our “Named Executive Officers,” as described in this proxy statement under “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to the Company’s long-term success and enhancement of stockholder value. The Board of Directors believes the Company’s compensation policies and procedures achieve this objective, and therefore recommend stockholders vote “For” the proposal.

Specifically, stockholders are being asked to approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our stockholders and encourage all stockholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

Unless otherwise instructed, validly executed proxies will be voted “FOR” this resolution. The Board of Directors recommends that you vote “FOR” the resolution set forth in Proposal 3.

Audit Committee Report

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements, issuing an opinion on the conformity of those financial statements with generally accepted accounting principles, and issuing a report on internal control over financial reporting. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) standards including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the consolidated financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their audit, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for consolidated financial statements and reports, and of the independent registered public accounting firm who, in their report, express an opinion on the conformity of the Company’s consolidated financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s consolidated financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s consolidated financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of Wolf & Company, P.C. as the Company’s independent registered public accounting firm, for the fiscal year ending December 31, 2019.

Audit Committee of the Board of

Directors of Meridian Bancorp, Inc.

Marilyn A. Censullo, Chair

Carl A. LaGreca

Russell L. Chin

Information about Executive Officers

The following provides information regarding our executive officers as of December 31, 2018, who are not directors of the Company.

Mark L. Abbate, Executive Vice President, Treasurer and Chief Financial Officer of Meridian Bancorp, Inc. and East Boston Savings Bank, joined us in 2010. In 2009, Mr. Abbate served as Chief Financial Officer of Home Loan Investment Bank, FSB, Warwick, Rhode Island. From 2007 through 2009, Mr. Abbate was Executive Vice President and Chief Financial Officer of Service Bancorp, Inc. and Strata Bank of Franklin, Massachusetts. Mr. Abbate was also a Certified Public Accountant in California and served in various accounting and financial leadership roles in the banking industry since 1978. Age 63.

John Migliozzi, Executive Vice President, Real Estate Lending of East Boston Savings Bank, joined us in 1998.  Mr. Migliozzi began his career with us as a Commercial Lender. Age 61.

John A. Carroll, Executive Vice President, who was appointed Chief Operating Officer of Meridian Bancorp, Inc. and East Boston Savings Bank in 2014, joined us in 2012. Mr. Carroll previously served as our Chief Information Officer. Previously, Mr. Carroll served as Senior Vice President, Operations & Technology for nearly eight years at DanversBank prior to its acquisition by People’s United Bank. Age 52.

Frank P. Romano, Executive Vice President, Corporate Banking of East Boston Savings Bank, joined us in 2011. From 2003 to 2011, he served at the former DanversBank as Senior Vice President, Group Head of Corporate Banking; prior to that, from 1999, he served at Warren Bank as Senior Vice President, Head of Middle Market Lending. Mr. Romano had similar roles at Eastern Bank and The Bank for Savings since 1983. Age 64.

Executive Compensation

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis provides information regarding our Named Executive Officers (the “NEOs”) as of December 31, 2018:

•	Richard J. Gavegnano, Chairman of the Board, President and Chief Executive Officer
•	Edward J. Merritt, Executive Vice President, Business Development and Community Reinvestment, and Corporate Secretary
•	Mark L. Abbate, Executive Vice President, Treasurer and Chief Financial Officer
•	John Migliozzi, Executive Vice President, Real Estate Lending
•	Frank P. Romano, Executive Vice President, Corporate Banking

Executive Summary

The Company is the holding company for East Boston Savings Bank, a high-performing stock savings bank serving the greater Boston metropolitan market.

We continued our strong performance through 2018. Highlights of our accomplishments include:

•

Net income increased $12.8 million, or 30%, to a record $55.8 million, which reflected a reduction in the statutory federal tax rate to 21% from 35% related to the enactment of the Tax Cut and Jobs Act (the “Tax Act”) effective January 1, 2018 (compared to $42.9 million for 2017, reflecting a $7.1 million tax charge in the fourth quarter of 2017 resulting from the Tax Act)

•	Diluted earnings per share (EPS) of $1.06, (compared to $0.82 EPS for 2017, which was reduced by $0.13 per share due to the fourth quarter tax charge resulting from the Tax Act)
•	Return on average assets of 0.99% and return on average equity of 8.36% (compared to 0.89% and 6.82% for 2017)
•	Total assets grew $879.2 million, or 17%, to $6.2 billion
•	Loans, net grew a record $970.6 million, or 21%, to $5.6 billion on loan originations of $1.6 billion
•	Total deposits grew a record $776.3 million, or 19%, to $4.9 billion
•	Net interest income rose $18.2 million, or 13%, to $164.4 million
•

The two branches  in the Boston neighborhoods of Dorchester and Roslindale from the December 2017 acquisition of Meetinghouse Bank were successfully integrated into the Bank in the first quarter of 2018

•	Efficiency ratio was 53.95%, along with an improvement in non-interest expense to total assets to 1.68%, even with the addition of four new locations that increased the branch network to 38
•	Asset quality continued to improve, as non-performing assets were reduced $1.1 million, or 14%, to $6.9 million, or 0.11% of total assets, with negligible charge-off activity
•	Increased quarterly dividends during the year to $0.07 per share
•

The Company repurchased 1,209,734 shares of its common stock at an average price of $16.86 per share in 2018, following the amendment of its stock repurchase program in the fourth quarter to increase the number of shares available for repurchase by 636,287 shares

Over the prior five years, the Company’s compound annual growth rate has ranked above the SNL U.S. Thrift Index.

Our compensation program continues to transition and evolve with our fully public company status that began in 2014. Following our initial minority stock offering in 2008, our stockholders approved and we granted stock from our 2008 Equity Incentive Plan (“2008 EIP”).  Consistent with bank regulatory guidelines, those awards were granted with an initial “conversion” grant that aligned our executives, employees and directors with our new stockholders. Most of the shares and vesting from that plan ended in 2014.  In September 2015, our stockholders approved our 2015 Equity Incentive Plan (“2015 EIP”), which enables us to continue to provide stock-based compensation to our executives, employees and directors. This component of compensation allows us to provide rewards that align our executives and employees with the returns to our stockholders. The 2015 EIP and award allocations coincided with our second-step conversion to a fully public company and were developed in line with regulatory guidelines of the Office of the Comptroller of Currency. Mutual conversion stock plans and grant practices are unique in their structure and vesting which utilizes a mix of stock options and restricted stock as the equity instruments. For the 2015 grants, the Company relied on the regulations, consideration of practices of other financial institutions that had recently completed second-step conversions, and our historical practice in 2008 as a reference for developing its equity grant strategy for the 2015 EIP. The grants made in 2017 were in line with regulatory limitations for converting thrift institutions. There were no grants of any equity awards to our executive officers in 2018.

Our executive compensation program consists of four components (base salary, annual cash incentive, equity grants and benefits) that work together to enable us to attract, retain, motivate and reward our employees and executives with a competitive performance-based program that rewards long term performance and stockholder value.  Our total compensation program is designed to:

•	Reward achievements to specific strategic goals and to encourage performance
•	Align our interests with our stockholders
•	Provide a balanced, and risk-appropriate compensation program
•	Provide a competitive pay program that attracts and retains talent

We will continue to monitor and evolve our compensation program as we transition from our mutual ownership structure to public company. We look forward to reinforcing our strong pay-for- performance focus and team culture.  Our compensation programs, including stock, is part of all employees’ compensation, a culture we believe has led to our sustained, strong performance over many years.

2018 Say-on-Pay Results

At the Company’s 2018 Annual Meeting, stockholders cast an advisory vote regarding the Company’s executive compensation (“Say-on-Pay” proposal). Over 82% of the votes cast on the Say-on-Pay proposal were voted in favor of the Company’s executive compensation program.  Our Board of Directors and Compensation Committee appreciate the support of our stockholders and continue to take an informed and responsible approach to executive compensation that is performance based and aligned with our stockholder interests. We have considered the most recent Say-on-Pay advisory vote in determining compensation policies and decisions. In light of strong support, the Compensation Committee concluded that no revisions were necessary to our executive officer compensation program at this time, but will continue to monitor and review our practices in light of changing needs and stockholder perspectives.

Our Executive Compensation Philosophy.

Our compensation philosophy starts from the premise that the success of the Company depends, in large part, on the dedication and commitment of the people we place in key operating positions to drive our business strategy. We strive to provide our executive and management team with incentives tied to the successful implementation of our corporate objectives. We also recognize that we operate in a competitive environment for talent. Therefore, our approach to compensation considers the full range of compensation techniques that enable us to be competitive with our peers as we seek to attract and retain key personnel.

As a relatively new public company, we expect our mix of base salary, bonus and long-term equity compensation will evolve to be more focused on performance-based components with a greater ongoing focus on equity, depending upon the role of the individual officer in the organization.

We base our executive compensation decisions on four basic principles:

•

Meeting the Demands of the Market—Our goal is to target our pay opportunities to be in line with other community banks in our market. We strive to position the bank as a preferred employer among our peers who provide similar financial services in the regional market. Providing competitive compensation package has helped us attract and retain the talent we need to continue to be successful.

•

Aligning with Stockholders—We believe equity-based compensation is a key component of our total compensation mix.  Providing a component of pay in stock-based rewards helps to reinforce a culture of ownership among our executives and employees, and to align their individual financial interests with the interests of our stockholders. Long-term incentives such as the 2015 EIP and the Employee Stock Ownership Plan (the “ESOP”) are important in aligning all of our interests with those of our stockholders.

•

Driving Performance—We structure compensation around the attainment of company-wide, business unit and individual targets that return positive results to our bottom line and stockholders. Base pay rates are subject to annual merit increases that result from performance evaluations.  Our annual cash bonus plan (the “Incentive Compensation Plan”) focuses rewards on current year individual and bank performance.  Our 2015 EIP provides equity based compensation through stock options and restricted stock that was developed in line with bank regulatory guidelines and support our ownership and stockholder alignment objectives.

•

Reflecting our Business Philosophy—Our approach to compensation reflects our business goals, values and the way we do business in the communities we serve.  Compensation rates need to be valued by the market and prudent for the organization’s strategic well-being. Base pay and the incentive compensation plan are meant to place a recognizable fair value on our performance in our roles.   Long-term incentives, such as the EIP, help retain our top performers and represent our longer-term goals to drive stockholder value.

2018 Compensation Program and Pay Decisions

The executive compensation program has three key elements of total direct compensation: base salary, annual incentives and long-term incentives, such as stock option and restricted stock awards.  Below we summarize our programs and the resulting pay decisions approved by our Compensation Committee for 2018.

Base Compensation. The salaries of our executive and other officers are reviewed annually to assess our competitive position and make any necessary adjustments. Our goal is to maintain salary levels for our officers at a level consistent with base pay received by those in comparable positions at peer banks. To further that goal, we obtain benchmark data from a variety of independent survey sources. Our primary survey sources are the “Pearl Meyer & Partners Banking Compensation Survey” conducted in conjunction with the Massachusetts Bankers Association and the McLagan Regional & Community Banks Compensation Survey.  For both surveys, we used the asset size scope that included our Company's asset size as our reference for comparing base salaries, determining projected pay raise budgets, guiding our adjustments to pay grades and providing reference to confirm our short-term incentive targets.

We utilize a salary structure approach for all employees, from teller to Chief Executive Officer.  The midpoints of our pay grades are compared to salary data and individual salaries are reviewed with the comparable surveyed position. Ultimately, any individual’s rate of pay is determined with these criteria in mind, as well as performance evaluations and the individual’s contribution in their role.

In determining 2018 base salaries for the NEOs, the Compensation Committee reviewed salaries of similar executive roles using the data from surveys indicated above.  Using this data, the Committee determined equitable pay scales within which annual merit increases would be made. The Committee then determined the merit increases based on written analyses of the accomplishments and attainment of goals for each executive during the preceding year. The Compensation Committee approved annual base salaries of $845,000 for Mr. Gavegnano, $266,359 for Mr. Merritt, $276,986 for Mr. Abbate, $310,000 for Mr. Migliozzi and $270,000 for Mr. Romano for 2018.

Annual Cash Bonuses under our Incentive Compensation Plan. The objective of our Incentive Compensation Plan is to motivate and reward all eligible employees, including our NEOs for achieving specific company and individual goals that support our strategic plan. While we set specific goals, weights and ratings, these are to serve as a reference for the Compensation Committee when making awards under the plan.  All bonus payments under this plan are determined by the Compensation Committee and no participant has a right to a bonus under this plan unless authorized by the Compensation Committee. Rewards under this plan represent compensation that must be earned each year based on performance relative to company and individual standards.

For 2018, the Compensation Committee determined the bonus amounts by reviewing the Company’s loan growth, deposit growth, cost of funds, net operating income, efficiency ratio and other discretionary factors, as well as the individual contributions of our NEOs to our success. These metrics were determined by the Committee to serve as a balanced perspective of our performance and ability to drive our strategic goals.

The amounts of the bonuses paid in 2019 for the year 2018 under this plan are included in the Summary Compensation Table in the column labeled “Bonus.” For 2018, the amount of the incentive cash bonus could range from 0% to 50% of the CEO’s salary and 0% to 40% of other NEO salaries.

The total bonus pool which may be distributed under the Incentive Compensation Plan equals 10% of the net operating income of the Company, unless the Compensation Committee authorizes a different amount.

To determine the amount of the cash bonus payable to our NEOs for 2018, Company goals, which are defined each year, are first measured by comparing our performance against defined goals for each of the five performance measures. For 2018, the performance measures and goals were as follows:

	Weight				Actual		Weighted
Performance Measure (1)	(%)	Threshold	Target	Maximum	Results	Points	Points
Net Loan Growth	25.0	10.51%	13.00%	14.50%	20.91%	5	5
Deposit Growth	12.5	9.51%	12.00%	13.50%	18.90%	5	2.5
Cost of Funds	12.5	1.35%	1.23%	1.07%	1.28%	3	1.5
Net Operating Income	25.0	$66,001	$76,500	$91,000	$72,972	3	3
Efficiency Ratio	25.0	56.08%	53.59%	51.77%	53.95%	3	3
(1)

The Performance Measures are calculated in accordance with Generally Accepted Accounting Principles (“GAAP”) or from amounts presented in accordance with GAAP, except where noted as follows. Net Operating Income is referred to as Income before Income Taxes included in the Company’s Form 10-K filed on March 1, 2019 with the Securities and Exchange Commission, excluding merger and acquisition expenses and gains and losses on marketable equity securities. The efficiency ratio is a non-GAAP measure representing non-interest expense, excluding merger and acquisition expenses, divided by the sum of net interest income and non-interest income excluding gains and losses on marketable equity securities. The efficiency ratio is a common measure used by banks to understand expenses related to the generation of revenue. We have removed merger and acquisition expenses and gains and losses on marketable equity securities as management deems them to be not representative of operating performance. Presented on a basis including merger and acquisition expenses and losses on marketable equity securities, the efficiency ratio was 54.66% for the year ended December 31, 2018.

The Incentive Compensation Plan weights the relative importance of each of the performance measures and assigns a number of points (from 1 to 5) to represent the level of achievement of each performance measure. The Plan may result in five points if the maximum goal is achieved and no points if the threshold goal is not achieved. Achievement between threshold and maximum will result in one to four points for each performance measure.

For 2018, based on actual results, the Compensation Committee assigned five points for Net Loan Growth, five points for Deposit Growth, three points for Cost of Funds, three points for Net Operating Income and three points for Efficiency Ratio. The points achieved were then adjusted based on the relative weight given to the performance measure and the weighted points were multiplied by “5” in order to determine the percentage achievement of the performance goals. After determining the Company performance, the Compensation Committee uses a table to determine the amount of the bonus payable to a Named Executive Officer as follows:

Amount of Bonus for
Edward J. Merritt,
Performance scale		Mark L. Abbate,
(% of maximum	Amount of Bonus for	John Migliozzi
performance)	Richard J. Gavegnano	and Frank Romano
20	12%	10%
40	16% - 20%	12% - 16%
60	20% - 28%	16% - 20%
80	28% - 38%	20% - 30%
100	38% - 50%	30% - 40%

The Company achieved 75% of maximum performance based on the Incentive Compensation Plan’s performance measures and goals established for 2018.  Based on the results of those performance measures, Mr. Gavegnano was eligible to receive a bonus between 20% to 28% of his base salary, and the other NEOs were eligible to receive a bonus between 16% to 20% of their base salary. The Compensation Committee considered the executive’s individual performance in determining the amount of the actual award. As described above, all bonuses are subject to the discretion of the Compensation Committee. Based on such discretion, the Compensation Committee also considered and adjusted the bonus amounts to reflect the Company’s substantial achievements in 2018 in addition to those reflected in the results of the performance measures.  These achievements included new records for net income, loan growth and deposit growth, significant improvements in return on assets and return on equity, the successful completion of the integration of Meetinghouse Bank, and the opening of four new branches.

The Compensation Committee awarded bonuses to Mr. Gavegnano, Mr. Merritt, Mr. Abbate, Mr. Migliozzi and Mr. Romano in the amounts of $353,210, $87,899, $91,405, $102,300 and $89,100 respectively, with such bonuses paid in the first quarter of 2019; equaling 42% for Mr. Gavegnano, and 33% for the other NEOs.

Long-Term Compensation. As part of our second-step conversion to full public status, and following stockholder approval of the 2015 EIP in September 2015, the Compensation Committee established a long-term incentive compensation program to deliver equity based compensation to our employees and executives going forward. The goal of the long-term incentive program is to reward outstanding performance with stock based compensation that provides a continuing stake in our success and aligns our employees and executives’ interests with those of our stockholders. Time-based restricted stock and stock option grants were made to officers of the Bank, including the NEOs, and directors on July 31, 2017 in line with regulatory limitations for converting thrift institution. There were no grants of equity awards made to NEOs in 2018.

Conversion grants are awards that are larger than typical annual grants, but with vesting over five years (20% per year).  We do not provide annual grants.  The concept of the bank regulations is to provide meaningful alignment with stockholders with a focus on stock options that provide direct alignment with stock values delivered to stockholders.

The Compensation Committee considered the regulatory guidelines and the allocation process used for the 2015 equity grants. Grants were generally made at the same level to all of the NEOs, to reinforce a team approach and competitive grants for their roles, however the President and Chief Executive Officer received a larger award in line with regulatory limitations and recognition of his role and special contributions to the Company. All grants (2017, and in aggregate with 2015 grants) were within or less than the regulatory limitations, and in line with those of converted financial institutions.

Retirement Benefits. All of our NEOs participate in our 401(k) plan and ESOP. (See “Employee Stock Ownership Plan” following the “Summary Compensation Table” for more details on this retirement plan.)  In addition to the tax-qualified plans, the Company maintains non-qualified supplemental executive retirement agreements with Messrs. Gavegnano and Merritt (See “Pension Benefits - Supplemental Executive Retirement Agreement” and “Non-qualified Deferred Compensation” following the “Summary Compensation Table" for more details on these non-qualified plans.)

Executive Agreements.  An important consideration in our ability to attract and retain key executives is our ability to minimize the impact on our management team of the possible disruption associated with our analysis of strategic opportunities.  Accordingly, we believe it is in the best interest of the Company and its stockholders to provide our key executives with reasonable financial arrangements in the event of termination of employment.  Therefore, we maintain an employment agreement with Mr. Gavegnano and change in control agreements with our other NEOs.

The use of employment and change in control agreements is common among our competitors and therefore influences our use of such arrangements to retain our current management team.  The Compensation Committee periodically reviews the terms of the employment and change in control agreements. For additional information regarding the executive agreements, see the section headed “Employment-Related Arrangements and Potential Payments Upon Termination of Change in Control” following the “Summary Compensation Table.”

Perquisites.  We provide our NEOs with reasonable perquisites to further their ability to promote the business interests of the Company in our markets and to reflect competitive practices for similarly situated officers employed by our peers. The perquisites are reviewed periodically and adjusted as necessary.

Process and Roles

The Compensation Committee accesses information and advice from a number of perspectives.  This section summarizes the role of our Compensation Committee, management and the independent Compensation Consultant.

Role of the Compensation Committee. The Compensation Committee of the Board of Directors of the Company develops our executive compensation program and monitors the success of the program in achieving the objectives of our compensation philosophy. The Committee, which consists of Ms. Censullo, Ms. DiMaria and Mr. Gambardella, all independent directors, are responsible for the administration of our compensation programs and policies, including the administration of our cash- and stock-based incentive programs. The Committee evaluates the performance of our Chief Executive Officer and other executive officers and approves all compensation decisions relating to our executive officers. The Chief Executive Officer does not participate in discussions related to his compensation or the Committee’s review of any documents specifically related to his compensation. The Committee meets in executive session without the presence of management as desired.  The Committee operates under the mandate of a formal charter that establishes a framework for the fulfillment of its responsibilities.  The Charter can be found on our website.

Role of Management. Although the Compensation Committee makes independent determination on all matters related to compensation of the NEOs, including the Chief Executive Officer, certain members of management are requested to attend meetings and/or provide input to the Compensation Committee. Input may be sought from the Chief Executive Officer, Chief Financial Officer, Human Resources Department or others to ensure the Compensation Committee has the information and perspective to carry out its duties.

Our Chief Executive Officer provides input and recommendations to the Compensation Committee on pay decisions related to the other NEOs and other executive officers, but does not participate in discussions related to his compensation or the Committee’s review of any documents related to the determination of his compensation.

Role of Consultant. The Compensation Committee has the authority to retain a compensation consultant to advise on executive compensation matters. The Compensation Committee also has access to outside legal counsel and other experts as needed. These advisors serve at the request of the Compensation Committee, which has the power and authority to retain such experts and approve fees and retention terms.

During 2018, the Compensation Committee’s independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), reviewed and provided feedback on the Company’s stock compensation grant and award practices, as well as other compensation matters.

Meridian reported directly to the Compensation Committee.  In retaining Meridian, the Compensation Committee reviewed their independence relative to the standards adopted by the Securities and Exchange Commission and Nasdaq regarding compensation advisor independence and conflicts of interest.  The Compensation Committee concluded Meridian was independent and did not have any conflicts of interest. The Compensation Committee will continue to monitor compliance with these requirements on an ongoing basis.

Policies and Practices

Tax and Accounting Considerations. In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible; however it is our intent to structure our compensation programs in a tax efficient manner.

Stock Compensation Grant and Award Practices. As a public company, we expect that our Compensation Committee’s grant-making process will be independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we expect that the release of material nonpublic information will never be timed with the purpose or intent to affect the value of executive compensation.  The 2008 EIP and the 2015 EIP expressly prohibits repricing of stock options without stockholder approval.

Risk Assessment. The Compensation Committee believes that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Meridian Bancorp, Inc. and East Boston Savings Bank. In addition, the Compensation Committee believes that the mix and design of the elements of our executive compensation does not encourage management to assume excessive risks. In its review, the Compensation Committee concluded that significant weighting towards long-term incentive compensation discourages short-term risk taking and that the significant number of shares of stock of Meridian Bancorp, Inc. owned by the NEOs discourages excessive risk taking.

Compensation Decisions for the Named Executive Officers for 2019

For 2019, the Compensation Committee reviewed base salaries for the NEOs based on a review of market data and in consideration of each executive’s role, contributions and performance, and increased the base salary for Mr. Gavegnano, Mr. Merritt, Mr. Abbate, Mr. Migliozzi and Mr. Romano to $905,000, $275,749, $286,335, $321,393 and $287,500, respectively.

Increases for the NEOs averaged 4.26%. Mr. Gavegnano’s increase was 7.1%. The Compensation Committee considered many factors including his service as Chairman, President and Chief Executive Officer, exceptional strategic leadership and achievements relating to the dramatic growth and quality of the commercial loan portfolio.  Compensation Committee also recognized his direct effect on the strategic growth of the Bank’s market footprint by finding and evaluating new markets and exerting strategic direction over the Bank’s marketing and advertising initiatives.  And the Compensation Committee recognized his responsibility and success in managing the Bank’s equity portfolio. Additionally, the Compensation Committee placed importance on Mr. Gavegnano’s role as Investor Relations Officer and the value of his decades-long affiliation with the Bank and the perspective that brings to his executive insights and decision-making.  In all, the Compensation Committee concluded that a 7.1% merit increase to salary was appropriate, mindful that Mr. Gavegnano’s Incentive Compensation Plan cash bonus is comparably below median, at less than the 25th percentile according to the McLagan 2018 Regional and Community Bank Survey utilized by the Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. See “Compensation Discussion and Analysis.”

Compensation Committee of the Board of

Directors of Meridian Bancorp, Inc.

Domenic A. Gambardella, Chair

Marilyn A. Censullo

Anna R. DiMaria

Summary Compensation Table

The following table sets forth information concerning compensation received for the years ended December 31, 2018, 2017 and 2016, respectively by the Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
Richard J. Gavegnano,	2018	845,000	353,210	—	—	380,246	86,010	1,664,466
Chairman of the Board, President and	2017	782,350	356,752	1,323,750	795,000	356,408	72,008	3,686,268
Chief Executive Officer	2016	708,750	296,258	—	—	220,317	66,005	1,291,330

Edward J. Merritt,	2018	266,359	87,899	—	—	—	27,340	381,598
Executive Vice President,	2017	258,050	92,898	105,900	63,736	—	27,069	547,653
Business Development and Community	2016	250,000	82,500	—	—	—	30,561	363,061
Reinvestment

Mark L. Abbate,	2018	276,986	91,405	—	—	—	32,498	400,889
Executive Vice President,	2017	268,164	96,539	105,900	63,736	—	32,131	566,470
Treasurer and Chief Financial Officer	2016	259,622	85,675	—	—	—	34,896	380,193

John Migliozzi,	2018	297,308	102,300	—	—	—	30,128	429,736
Executive Vice President,	2017	281,451	101,322	105,900	63,736	—	29,734	582,143
Real Estate Lending	2016	272,118	89,799	—	—	—	31,468	393,385

Frank P. Romano,	2018	270,000	89,100	—	—	—	33,402	392,502
Executive Vice President,	2017	257,542	92,715	105,900	63,736	—	33,213	553,106
Corporate Banking	2016	249,339	82,282	—	—	—	33,191	364,812

(1)

The amounts shown reflect the grant date fair value of restricted stock awards or stock options, as applicable, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. Refer to the Company’s Form 10-K filed on March 1, 2019 with the Securities and Exchange Commission for the assumptions relating to these awards.

(2)	Represents the actuarial change in pension value in the executive’s account from December 31 of the prior year to December 31 of the reported year under a Supplemental Executive Retirement Agreement.
(3)

For 2018, employer contributions under the company match and safe harbor provisions of the 401(k) Plan were $19,250, $15,182, $18,250, $16,535 and $19,154 for Messrs. Gavegnano, Merritt, Abbate, Migliozzi and Romano, respectively. The amount of premiums paid for long term care and disability insurances were $6,738 for Mr. Gavegnano. For 2018, employer contributions under the ESOP were $7,855 for each of Messrs. Gavegnano, Merritt, Abbate, Migliozzi and Romano, respectively. For 2018, imputed income from life insurance provided by the Bank was $19,746, $1,474, $3,564, $2,909 and $3,564 for Messrs. Gavegnano, Merritt, Abbate, Migliozzi and Romano, respectively. For 2018, dividends received from unvested restricted stock were $32,421 for Mr. Gavegnano and $2,829 for each of Messrs. Merritt, Abbate, Migliozzi and Romano, respectively.

Employment Agreements

East Boston Savings Bank has entered into an employment agreement with Richard J. Gavegnano, its President and Chief Executive Officer.

The employment agreement provides for a two-year term that extends on a daily basis, unless written notice of non-renewal is given by the Board of Directors of East Boston Savings Bank or by the executive. The current base salary under the employment agreement for Mr. Gavegnano is $905,000. In addition to a base salary, the employment agreement provides for, among other things, participation in our annual incentive plan and certain employee benefits plans. The employment agreement provides for termination by East Boston Savings Bank for cause, as defined in the agreement, at any time. If East Boston Savings Bank terminates the executive’s employment for reasons other than for cause, or if the executive resigns from East Boston Savings Bank for good reason (as defined in the employment agreement), then the executive would receive a lump sum severance payment equal to the sum of (i) two times current annual base salary, and (ii) the value of 24 months of health insurance premiums. In that case, assuming a December 31, 2018 termination (at his prior salary of $845,000), Mr. Gavegnano would receive a severance benefit equal to $1,710,338. Upon termination of the executive for reasons other than a change in control (see below), the executive must adhere to a two-year non-competition restriction.

Under the employment agreement, if voluntary or involuntary termination follows a change in control of East Boston Savings Bank or Meridian Bancorp, the executive would receive a severance payment equal to 2.99 times the executive’s “base amount,” less any other “parachute payments,” as those terms are defined under Section 280G of the Internal Revenue Code.  Generally, an executive’s “base amount” equals the average of the taxable compensation paid during the preceding five taxable years.  In the event severance payments to the executive include an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, such payment would be reduced by the minimum dollar amount necessary to avoid this result.  Accordingly, in the event the executive had terminated employment in connection with a change in control, as of December 31, 2018, the estimated severance payment Mr. Gavegnano would have received (based on taxable compensation earned during the prior five years) would be equal to approximately $3,398,054, which such amount reflects a reduction of $429,568 due to the 280G reduction provisions in the employment agreement.

Change in Control Agreements

East Boston Savings Bank has entered into substantially similar change in control agreements with Mark L. Abbate, its Executive Vice President, Treasurer and Chief Financial Officer, Edward J. Merritt, its Executive Vice President for Business Development and Community Reinvestment, John Migliozzi, its Executive Vice President, Real Estate Lending and with Frank P. Romano, its Executive Vice President, Corporate Banking. The change in control agreements provide that upon an involuntary termination, other than for cause, or voluntary termination for good reason (as defined in the agreement) following a change in control of Meridian Bancorp or East Boston Savings Bank, the executives would be entitled to a cash severance payment equal to two times their base salary and the highest level of cash bonus earned in any one of the three calendar years preceding the year of termination. In addition, the executives would be entitled to receive non-taxable medical and dental coverage substantially identical to the coverage maintained for the executive prior to their termination of employment for 24 months following their termination of employment. In the event severance payments to the executives include an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, such payment will be cutback by the minimum dollar amount necessary to avoid this result. In the event of a termination of employment in connection with a change in control, the maximum severance payment Mr. Abbate, Mr. Merritt, Mr. Migliozzi and Mr. Romano would receive (based on taxable compensation earned) equals $793,340, $773,860, $880,986 and $765,160, respectively, assuming a December 31, 2018 termination of employment.

Benefit Plans

Employee Stock Ownership Plan. East Boston Savings Bank maintains an employee stock ownership plan (“ESOP”) for eligible employees of East Boston Savings Bank. Eligible employees who have attained age 18 and completed three months of service during a continuous 12-month period are eligible to participate in the ESOP as of the first entry date following completion of the plan’s eligibility requirements. The ESOP received a favorable determination letter from the Internal Revenue Service as recently as January 15, 2015.

In 2008, the ESOP borrowed funds from Meridian Interstate Funding Corp. pursuant to a loan in order to purchase 828,000 shares of common stock in connection with Meridian Interstate Bancorp, Inc.’s initial public offering (the “2008 Loan”).  In connection with the second-step conversion on July 28, 2014, the ESOP borrowed additional funds and purchased an additional 1,625,000 shares of Meridian Bancorp, representing 5% of the shares issued in Meridian Bancorp’s second-step offering, with proceeds from Meridian Bancorp’s loan to the ESOP. The new loan amount equaled the aggregate purchase price of the common stock plus the outstanding balance of the 2008 Loan.  This loan is repaid principally through East Boston Savings Bank’s contributions to the ESOP and dividends payable on common stock held by the ESOP over the 25-year term of the loan. The interest rate for the ESOP loan is 3.25%.

Shares purchased by the ESOP are held in a suspense account, and shares will be allocated to the participants’ accounts as the loan is repaid on a pro-rata basis. Shares released from the suspense account are allocated among participants’ accounts on the basis of each participant’s proportional share of compensation relative to all participants’ compensation.

Participants vest 100% in the benefits allocated under the ESOP upon completing three years of service with East Boston Savings Bank or its affiliates. A participant will become fully vested at retirement, upon death or disability, upon a change in control or upon termination of the ESOP. Benefits are generally distributable upon a participant’s separation from service. Any unvested shares that are forfeited upon a participant’s termination of employment will be reallocated among the remaining plan participants.

Plan participants are entitled to direct the ESOP trustee on how to vote common stock allocated to their accounts. The trustee will vote allocated shares held in the ESOP as instructed by the plan participants and unallocated shares and allocated shares for which no instructions are received will be voted in the same ratio on any matter as those shares for which instructions are given.

Under applicable accounting requirements, Meridian Bancorp will record a compensation expense each year in an amount equal to the average fair market value of the ESOP shares when committed to be released from the suspense account to participants’ accounts.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised stock options and stock awards that have not vested as of December 31, 2018 for each Named Executive Officer.

	Option Awards					Stock Awards
	Number of	Number of				Number of		Market Value
	Securities	Securities				Shares or		of Shares
	Underlying	Underlying				Units of		or Units
	Unexercised	Unexercised		Option		Stock		of Stock
	Options	Options		Exercise	Option	That Have		That Have
	Exercisable	Unexercisable		Price	Expiration	Not Vested		Not Vested
Name	(#)	(#)		($)	Date	(#)		($) (4)
Richard J. Gavegnano	18,363	—		$7.47	04/23/2023	—		$—
	225,000	150,000	(1)	$14.20	11/02/2025	60,000	(1)	$859,200
	37,500	150,000	(3)	$17.65	07/31/2027	60,000	(3)	$859,200
Edward J. Merritt	12,242	—		$3.79	01/26/2020	—		$—
	2,448	—		$7.47	04/23/2023	—		$—
	1,800	1,200	(2)	$13.06	03/26/2025	800	(2)	$11,456
	18,038	12,024	(1)	$14.20	11/02/2025	4,800	(1)	$68,736
	3,007	12,025	(3)	$17.65	07/31/2027	4,800	(3)	$68,736
Mark L. Abbate	2,448	—		$7.47	04/23/2023	—		$—
	1,800	1,200	(2)	$13.06	03/26/2025	800	(2)	$11,456
	18,038	12,024	(1)	$14.20	11/02/2025	4,800	(1)	$68,736
	3,007	12,025	(3)	$17.65	07/31/2027	4,800	(3)	$68,736
John Migliozzi	6,121	—		$3.67	10/27/2019	—		$—
	6,121	—		$5.47	05/11/2021	—		$—
	1,224	—		$7.47	04/23/2023	—		$—
	900	600	(2)	$13.06	03/26/2025	400	(2)	$5,728
	9,019	6,012	(1)	$14.20	11/02/2025	2,400	(1)	$34,368
	1,504	6,012	(3)	$17.65	07/31/2027	2,400	(3)	$34,368
Frank P. Romano	24,484	—		$5.61	07/08/2021	—		$—
	2,448	—		$7.47	04/23/2023	—		$—
	1,800	1,200	(2)	$13.06	03/26/2025	800	(2)	$11,456
	18,038	12,024	(1)	$14.20	11/02/2025	4,800	(1)	$68,736
	3,007	12,025	(3)	$17.65	07/31/2027	4,800	(3)	$68,736

(1)	Awards vest at a rate of 20% per year with the remaining awards vesting on November 2, 2019 and 2020.
(2)	Awards vest at a rate of 20% per year with the remaining awards vesting on March 26, 2019 and 2020.
(3)	Awards vest at a rate of 20% per year with the remaining awards vesting on July 31, 2019, 2020, 2021 and 2022.
(4)	Based on the $14.32 per share trading price of our common stock on December 31, 2018.

Option Exercises and Stock Vested

The following table sets forth information regarding the value realized by our Named Executive Officers upon exercise of stock options and the vesting of stock awards during the year ended December 31, 2018.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired On	Value Realized on	Shares Acquired On	Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
Richard J. Gavegnano	598,100	8,077,131	46,714	798,723
Edward J. Merritt	—	—	4,489	79,046
Mark L. Abbate	13,996	169,916	4,489	79,046
John Migliozzi	24,484	318,292	4,487	79,005
Frank P. Romano	—	—	4,489	79,046

Equity Award Plans

Under the 2015 Equity Incentive Plan, the maximum number of shares of Company common stock that may be available for awards of stock options (both incentive and non-qualified) is 3,250,000, and 1,300,000 for awards of restricted stock, restricted stock units and performance awards.  To the extent any shares of stock covered by an award (including restricted stock awards, restricted stock units and performance awards) under the 2015 Equity Incentive Plan are not delivered to a participant or beneficiary because the award is forfeited or canceled or because a stock option is not exercised, then such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of stock available for delivery under the plan. As of December 31, 2018, there were 448,900 restricted stock awards and 1,204,969 stock options that remain available for future grants under the 2015 Equity Incentive Plan. As of December 31, 2018, there were no restricted stock awards and stock options that remain available for future grants under the 2008 Equity Incentive Plan.

Under each plan, upon a participant’s termination of service for reasons of death or disability, or in the event of a change in control, the participant would become fully vested in all equity awards under the plan.

As of December 31, 2018, upon death or disability, or in the event of a change in control, Messrs. Gavegnano, Merritt, Abbate, Migliozzi and Romano would be entitled to the acceleration of their unvested restricted stock awards in the amount of $1.7 million, $149,000, $149,000, $74,500 and $149,000, respectively.

Pension Benefits

Supplemental Executive Retirement Agreement. East Boston Savings Bank has entered into a supplemental executive retirement agreement with Mr. Gavegnano.

The following table provides information with respect to Mr. Gavegnano’s supplemental executive retirement benefits that are not defined contribution plans and that provide for payments or benefits in connection with his retirement as of December 31, 2018.

		Number of	Present	Payments
		Years	Value of	during
		Credited	Accumulated	Last Fiscal
Name	Plan Name	Service	Benefit (1)	Year
Richard J. Gavegnano	Supplemental Executive Retirement Agreement	12.5	$6,091,032	—

(1)	Refer to note 10 of the notes to the consolidated financial statements included in the Company’s Form 10-K filed on March 1, 2019 for additional information relating to the plan.

Under Mr. Gavegnano’s agreement, if the executive terminates employment for any reason other than for cause, he will receive an annual benefit (paid monthly) equal to 70% of his final average compensation. For purposes of the agreement, final average compensation equals the three years’ base salary that results in the highest average. The annual benefit is generally payable in the form of an unreduced life annuity with a 50% spousal survivor annuity, or the actuarial equivalent of this benefit as a single lump sum distribution. Mr. Gavegnano elected a lump sum payment in compliance with Internal Revenue Code Section 409A.  Mr. Gavegnano became 100% vested in the annual benefit after the completion of eight years of service.

Upon death, Mr. Gavegnano’s beneficiary is entitled to the annual benefit, which will be calculated as if Mr. Gavegnano had retired the day before his death. In the event Mr. Gavegnano becomes disabled, he will be entitled to his annual benefit, which will be calculated as if he had terminated his employment on the date of his disability.

As of December 31, 2018, Mr. Gavegnano’s lump sum benefit under his agreement is $6.1 million upon his voluntary or involuntary termination, disability, death, or in the event of a change in control of Meridian Bancorp or East Boston Savings Bank followed by his termination of employment.

Non-qualified Deferred Compensation

East Boston Savings Bank entered into a supplemental executive retirement agreement with Edward J. Merritt. Under the terms of the agreement, Mr. Merritt is entitled to the value of the accumulation account upon his termination of employment, death or disability. This accumulation account had a beginning balance of $716,921 and East Boston Savings Bank credited the accumulation account with an additional $50,000, as of each December 31st. A final contribution was made on December 31, 2015, as East Boston Savings Bank and Mr. Merritt agreed to freeze the accumulation of this benefit as of such date. Upon a termination of employment, death or disability, the accumulation account shall be paid in installments to Mr. Merritt or his beneficiary, as applicable. As of December 31, 2018, Mr. Merritt would have received installment payments in the aggregate amount of $1,016,921 if his employment had terminated due to death, disability or if the executive voluntarily resigned. In the event his employment is terminated by East Boston Savings Bank without cause or by the executive for good reason within one year of a change in control (as defined in the agreement), an amount equal to $1,016,921 shall be paid to Mr. Merritt, in a single lump sum.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of employees of the Company and the annual total compensation of our CEO.

For 2018, our median annual total compensation for all employees other than our CEO was $74,356. The total annual compensation for our CEO for the same period was $1,664,466.  The ratio of our CEO’s compensation to the median employee’s compensation was 22:1.

We identified our median employee using our entire workforce, including employees who were employed on a full-time, part-time or seasonal basis, as of December 31, 2018. For purposes of identifying the median employee from our employee population base, we used each employee’s “regular earnings” in 2018, including annual base salary, cash bonus, and any amounts paid for paid time off benefits available to all employees, by our employees, as compiled from our payroll records.

We determined the total annual compensation for our median employee based on total cash compensation, which included base pay, commissions and bonuses, plus the value of non-discriminatory benefits funded by the Company, including 401(k) matching and profit sharing contributions, taxable value of life insurance and the share of health insurance premiums paid by the Company. The CEO’s total compensation included the values of executive long-term disability and long-term care coverages, as well as the increase in pension value.

As the SEC rule for identifying the median employee allow companies to adopt various methodologies, to apply certain exclusions, to make reasonable assumptions and to apply various assumptions, the pay ratio reported by the Company may not be comparable to the pay ratio reported by other companies.

Director Compensation

The following table provides the compensation we paid to our directors for the year ended December 31, 2018, other than Messrs. Gavegnano and Merritt. Messrs. Gavegnano and Merritt do not receive separate compensation for their service as a director, and information with respect to the compensation paid to Messrs. Gavegnano and Merritt is included above in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($) (15)	Stock Awards ($) (1)	Option Awards ($) (1)	Change in Pension Value and Nonqualified Deferred ($) (13)	All Other Compensation ($) (14)	Total ($)
Cynthia Carney (2)	63,000	—	—	—	—	63,000
Marilyn A. Censullo (3)	49,000	—	—	—	—	49,000
Russell Chin (4)	36,500	—	—	—	—	36,500
Anna R. DiMaria (5)	28,000	—	—	—	—	28,000
Domenic A. Gambardella (6)	74,400	—	—	—	4,636	79,036
Thomas J. Gunning (7)	17,600	—	—	—	—	17,600
Carl A. LaGreca (8)	43,000	—	—	—	—	43,000
Joyce A. Murphy (9)	9,600	57,900	35,175	—	—	102,675
Gregory F. Natalucci (10)	67,200	—	—	—	4,130	71,330
James G. Sartori (11)	62,700	—	—	—	4,893	67,593
Peter F. Scolaro (12)	17,600	57,900	35,175	—	—	110,675

(1)

The amounts shown reflect the grant date fair value of restricted stock awards or stock options, as applicable, computed in accordance with FASB ASC Topic 718. Refer to the Company’s Form 10-K filed on March 1, 2019 with the Securities and Exchange Commission for the assumptions relating to these awards.

(2)	At December 31, 2018, Ms. Carney had 3,213 vested stock options, 6,000 unvested stock options and 2,400 unvested shares of restricted stock.
(3)	At December 31, 2018, Ms. Censullo had 39,014 vested stock options, 25,400 unvested stock options and 10,400 unvested shares of restricted stock.
(4)	At December 31, 2018, Mr. Chin had 1,500 vested stock option, 6,000 unvested stock options and 2,400 unvested shares of restricted stock.
(5)	At December 31, 2018, Ms. DiMaria had 37,790 vested stock options, 25,400 unvested stock options and 10,400 unvested shares of restricted stock.
(6)	At December 31, 2018, Mr. Gambardella had 51,205 vested stock options, 25,400 unvested stock options and 10,400 unvested shares of restricted stock.
(7)	At December 31, 2018, Mr. Gunning had 30,444 vested stock options, 25,400 unvested stock options and 10,400 unvested shares of restricted stock.
(8)	At December 31, 2018, Mr. LaGreca had 25,304 vested stock options, 25,400 unvested stock options and 10,400 unvested shares of restricted stock.
(9)	At Decembr 31, 2018, Ms. Murphy had 7,500 shares of unvested stock options and 3,000 shares of unvested restricted stock.
(10)	At December 31, 2018, Mr. Natalucci had 39,014 vested stock options, 25,400 unvested stock options and 10,400 unvested shares of restricted stock.
(11)

Mr. Sartori retired from the Board of Directors effective December 31, 2018. At December 31, 2018, Mr. Sartori had 29,221 vested stock options, 25,400 unvested stock options and 10,400 unvested shares of restricted stock.

(12)	At December 31, 2018, Mr. Scolaro had 7,500 unvested stock options and 3,000 unvested shares of restricted stock.
(13)

Represents the actuarial change in pension value in the directors’ accounts from January 1, 2018 to December 31, 2018 under each director’s Supplemental Retirement Agreement. However, for the year ended December 31, 2018, Messrs. Gambardella, Natalucci and Sartori had a decrease in pension value of $83,100, $5,000 and $59,800, respectively. Applicable Securities and Exchange Commission regulations require that we not reflect such negative values in the summary compensation table.

(14)	Represents premiums paid for long-term care insurance and life insurance, respectively, as follows:

$3,946 and $690 for Mr. Gambardella; $3,448 and $682 for Mr. Natalucci; and $3,880 and $1,013 for Mr. Sartori.

(15)	Represents the following fees:

Name	Audit Committee Meeting Fees ($)	Compensation Committee Meeting Fees ($)	Nominating/Corporate Governance Committee Meeting Fees ($)	Executive Committee Meeting Fees ($)	All Other Meeting Fees ($)	Total ($)
Cynthia Carney	—	—	1,200	46,200	15,600	63,000
Marilyn A. Censullo	28,800	7,200	—	1,000	12,000	49,000
Russell Chin	20,300	—	—	3,000	13,200	36,500
Anna R. DiMaria	—	7,200	1,200	4,000	15,600	28,000
Domenic A. Gambardella	—	7,200	1,200	50,400	15,600	74,400
Thomas J. Gunning	—	—	1,200	2,000	14,400	17,600
Carl A. LaGreca	23,400	—	—	4,000	15,600	43,000
Joyce A. Murphy	—	—	—	—	9,600	9,600
Gregory F. Natalucci	—	—	1,200	50,400	15,600	67,200
James G. Sartori	—	—	—	48,300	14,400	62,700
Peter F. Scolaro	—	—	—	2,000	15,600	17,600

Supplemental Retirement Agreements. East Boston Savings Bank has entered into supplemental retirement agreements with each of Messrs. Gambardella, Natalucci and Sartori. Under the agreements, if the director terminates service for any reason, the director will receive an annual benefit equal to 50% of his final average compensation. For purposes of the agreements, a director’s final average compensation equals the average of the director’s annual fees from East Boston Savings Bank and Meridian Bancorp, Inc. for the three years during which the director’s annual fees were the highest. The annual benefit is generally payable in the form of an unreduced life annuity with a 50% spousal survivor annuity, or the actuarial equivalent of this benefit as a lump sum distribution. All of the directors elected a lump sum payment in compliance with Internal Revenue Code Section 409A.

Notwithstanding the foregoing, the director’s annual benefit will be reduced by 2.5% for each year that he terminates service prior to reaching age 72. Upon death, the director is entitled to the annual benefit, which will be calculated as if the director had retired the day before his death. In the event the director becomes disabled, the director will be entitled to the annual benefit, calculated as if the director had retired at age 72 with 120 months of service.

Meeting Fees for Non-Employee Directors. The following table sets forth the applicable fees that will be paid to our non-employee directors for their service on the boards of directors of Meridian Bancorp and East Boston Savings Bank during 2019. The meeting fee for East Boston Savings Bank is paid only to the two independent directors of the Bank who are not directors of the Company.

Meridian Bancorp
Board meeting fee	$1,250
Meeting fee for Audit Committee member	$2,700
Meeting fee for Audit Committee chairman	$3,400

East Boston Savings Bank
Monthly fee for Executive Committee members	$4,300
Meeting fee for independent non-holding company members	$2,000

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee determines the salaries to be paid each year to the Chief Executive Officer and those executive officers who report directly to the President and Chief Executive Officer. The Compensation Committee consists of Directors Gambardella, who serves as Chairman, Censullo and DiMaria. None of these individuals was an officer or employee of the Company during the year ended December 31, 2018, or is a former officer of the Company. For the year ended December 31, 2018, none of the members of the Compensation Committee had any relationship requiring disclosure under “Transactions with Certain Related Persons.”

During the year ended December 31, 2018, (i) no executive officer of the Company served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company; (ii) no executive officer of the Company served as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company; and (iii) no executive officer of the Company served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on the Company’s review of copies of the reports it has received and written representations provided to it from the individuals required to file the reports, the Company believes that Director Domenic A. Gambardella filed one late Form 4 to report four sales of common stock totaling 15,000 shares, and Executive Vice President John Migliozzi filed two late Form 4s: one to report 903 vested shares of restricted stock withheld to pay for the tax liability and the second to report the transfer shares of common stock totaling 38,379 and 37,513 shares that may be acquired under stock options to his former spouse pursuant to a divorce settlement, and that each of its other executive officers and directors has complied with applicable reporting requirements for transactions in Meridian Bancorp common stock during the year ended December 31, 2018.

Transactions with Certain Related Persons

The aggregate amount of loans by East Boston Savings Bank to executive officers and directors, and their affiliates of East Boston Savings Bank and the Company, was $61.4 million at December 31, 2018. The outstanding loans made to the Company’s and East Boston Savings Bank’s directors and executive officers, and their affiliates, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to East Boston Savings Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.

Pursuant to Meridian Bancorp’s Audit Committee Charter, the Audit Committee periodically reviews, no less frequently than quarterly, a summary of Meridian Bancorp’s transactions with directors and executive officers of Meridian Bancorp and with firms that employ directors, as well as any other related person transactions, for the purpose of recommending to the disinterested members of the Board of Directors that the transactions are fair, reasonable and within Company policy and should be ratified and approved. Also, in accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of Meridian Bancorp’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to the Company’s Code of Ethics and Business Conduct, all executive officers and directors of Meridian Bancorp must disclose any existing or emerging conflicts of interest to the Chairman of the Board and Chief Executive Officer of Meridian Bancorp. Such potential conflicts of interest include, but are not limited to, the following: Meridian Bancorp conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 1% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with Meridian Bancorp.

Nominating/Corporate Governance Committee Procedures

General

It is the policy of the Nominating/Corporate Governance Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Nominating/Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating/Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors. To avoid the unnecessary use of the Nominating/Corporate Governance Committee’s resources, the Nominating/Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Diversity Considerations

In identifying candidates for Director, the Nominating/Corporate Governance Committee and the Board of Directors takes into account (1) the comments and recommendations of Board members regarding the qualifications and effectiveness of the existing Board of Directors or additional qualifications that may be required when selecting new Board members, (2) the requisite expertise and sufficiently diverse backgrounds of the Board of Directors’ overall membership composition, (3) the independence of outside Directors and other possible conflicts of interest of existing and potential members of the Board of Directors and (4) all other factors it considers appropriate. The Company does not have a written policy for executing this responsibility because it believes that the most appropriate process will depend on the circumstances surrounding each such decision.

Procedures to be Followed by Stockholders

To submit a recommendation of a director candidate to the Nominating/Corporate Governance Committee, a stockholder should submit the following information in writing to the main office of the Company, addressed to the Chairman of the Nominating/Corporate Governance Committee, care of the Corporate Secretary, 67 Prospect Street, Peabody, Massachusetts 01960:

1.	The name of the person recommended as a director candidate;
2.	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934;
3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;
4.

As to the stockholder making the recommendation, the name and address of such stockholder as they appear on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Nominating/Corporate Governance Committee by January 1 of the year in which the election is proposed.

Process for Identifying and Evaluating Nominees

The process that the Nominating/Corporate Governance Committee follows to identify and evaluate individuals to be nominated for election to the Board of Directors is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Nominating/Corporate Governance Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities served by East Boston Savings Bank. The Nominating/Corporate Governance Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth above. The Nominating/Corporate Governance Committee has not previously used an independent search firm to identify nominees.

Evaluation. In evaluating potential nominees, the Nominating/Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under certain criteria, which are described below. If such individual fulfills these criteria, the Nominating/Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board of Directors.

Qualifications

The Nominating/Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. A candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include an age restriction and a restriction on service with a financial institution. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

If the candidate is deemed eligible for election to the Board of Directors, the Nominating/ Corporate Governance Committee will then evaluate the following criteria in selecting nominees:

•	financial, regulatory and business experience;
•	familiarity with and participation in the local community;
•	integrity, honesty and reputation in connection with upholding a position of trust with respect to customers;
•	dedication to the Company and its stockholders; and
•	independence.

The Committee will also consider any other factors the Nominating/Corporate Governance Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations.

With respect to nominating an existing director for re-election to the Board of Directors, the Nominating/Corporate Governance Committee will consider and review an existing director’s board and committee attendance and performance; length of board service; experience, skills and contributions that the existing director brings to the board; and independence.

Majority Voting Policy

The Board of Directors has adopted a majority voting policy (the “Policy”), which shall be utilized for the election of any director at any meeting of stockholders for uncontested elections and shall not be applicable for contested elections. For the purpose of the Policy, an “uncontested election” shall mean an election of directors where the only director nominees are those individuals recommended by the Board of Directors of the Company.

Pursuant to the Policy, any incumbent director nominee in an uncontested election who receives a greater number of votes “WITHHELD” than votes cast “FOR” at the stockholders meeting shall promptly tender his or her proposed resignation following certification of the stockholder vote.

The Nominating/Corporate Governance Committee will promptly consider the resignation and will recommend to the Board of Directors whether to accept the resignation or to take other action, including rejecting the resignation and addressing any apparent underlying causes of the failure of the director to obtain a majority of votes “FOR” such nominee. When considering the resignation and making its recommendation, the Nominating/Corporate Governance Committee will consider all factors deemed relevant by its members including, without limitation, the underlying reasons for the stockholder’s WITHHELD votes for the director (to the extent ascertainable), the length of service and qualifications of the director, the director’s contributions to the Company, whether the acceptance or rejection of the resignation will have any adverse effect on the Company’s compliance with any applicable law, rule, regulation or governing document, to determine whether the acceptance of the resignation is in the best interests of the Company and its stockholders.

The Board of Directors will act on the Nominating/Corporate Governance Committee’s recommendation no later than at its first regularly scheduled meeting following certification of the stockholder vote, but in any case, no later than 90 days following the certification of the stockholder vote.

If a majority of the members of the Nominating/Corporate Governance Committee are required to tender a resignation at the same election, then the other independent directors will appoint a special board committee amongst themselves solely for the purpose of considering the resignations and will recommend to the Board whether to accept, reject or take other action as to the resignations.

Submission of Business Proposals and Stockholder Nominations

The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than December 12, 2019. If next year’s annual meeting is held on a date more than 30 calendar days from May 15, 2020, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s Bylaws generally provides that any stockholder desiring to make a proposal for new business at a meeting of stockholders or to nominate one or more candidates for election as directors must submit written notice filed with the Secretary of the Company not less than 120 days nor more than 150 days in advance of the first anniversary of the date of the Company’s proxy statement for the previous year’s annual meeting. For the 2020 annual meeting of stockholders, the notice would have to be received between November 12, 2019 and December 12, 2019. If next year’s annual meeting is held on a date more than 30 calendar days from May 15, 2020, a stockholder’s notice must be received not later than the close of business on the 10th calendar day following the day on which notice of the date of the scheduled annual meeting is publicly disclosed. The stockholder must also provide certain information in the notice, as set forth in the Company’s Bylaws. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting.

Nothing in this proxy statement or our Bylaws shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. All communications from stockholders should be addressed to Meridian Bancorp, Inc., 67 Prospect Street, Peabody, Massachusetts 01960. Communications to the Board of Directors should be in the care of Edward J. Merritt, Corporate Secretary. Communications to individual directors should be sent to such director at the Company’s address. Stockholders who wish to communicate with a Committee of the Board should send their communications to the care of the Chair of the particular committee, with a copy to Dominic A. Gambardella, the Chair of the Nominating/Corporate Governance Committee. It is in the discretion of the Nominating/Corporate Governance Committee whether any communication sent to the full Board should be brought before the full Board.

Miscellaneous

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. Additionally, directors, officers and other employees of the Company may solicit proxies personally or by telephone without receiving additional compensation.  The Company has retained Equiniti (US) Services LLC to assist the Company in soliciting proxies, and has agreed to pay Equiniti (US) Services LLC a fee of $6,000 plus out-of-pocket expenses and charges for telephone calls made and received in connection with the solicitation.

The Company’s Annual Report to Stockholders has been included with this proxy statement. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company at 67 Prospect Street, Peabody, Massachusetts 01960. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

A copy of the Company’s Annual Report on Form 10-K, without exhibits, for the year ended December 31, 2018 as filed with the Securities and Exchange Commission, will be furnished without charge to persons who were stockholders as of the close of business on March 29, 2019 upon written request to the Company’s Corporate Secretary at the address listed above.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs.

However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials

The Company’s Proxy Statement, including the Notice of the Annual Meeting of Stockholders, and the 2018 Annual Report to Stockholders are each available on the internet at www.edocumentview.com/EBSB.

BY ORDER OF THE BOARD OF DIRECTORS

Edward J. Merritt

Corporate Secretary

Peabody, Massachusetts

April 10, 2019

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS. 1. Election of Directors: 01 - Anna R. DiMaria 04 - Peter F. Scolaro 02 - Domenic A. Gambardella 03 - Thomas J. Gunning For Withhold For Withhold For Withhold 2. The ratification of the appointment of Wolf & Company, P.C. as independent registered public accounting firm of Meridian Bancorp, Inc. for the fiscal year ending December 31, 2019. 3. An advisory (non-binding) resolution to approve the Company’s executive compensation as described in the proxy statement. For Against Abstain For Against Abstain B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign, but only one signature is required. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 030TNB C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 4 2 B V 4 1 4 9 6 3 ENDORSEMENT_LINE______________ SACKPACK_____________ DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 MR A SAMPLE 000000000.000000 ext C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.edocumentview.com/EBSB qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q REVOCABLE PROXY — MERIDIAN BANCORP, INC. ANNUAL MEETING OF STOCKHOLDERS MAY 15, 2019 11:00 A.M., LOCAL TIME THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints the members of the official proxy committee of Meridian Bancorp, Inc. (the “Company’’), or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders to be held on May 15, 2019 at 11 :00 a.m., local time, at the Peabody, Massachusetts office of East Boston Savings Bank, 67 Prospect Street, Peabody, Massachusetts and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows: This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted for proposals 1, 2 and 3. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgement. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the proxy committee of the Board of Directors to vote (1) with respect to the election of any person as director, where the nominees are unable to serve or for good cause will not serve and (2) mailers incident to the conduct of the meeting. PLEASE COMPLETE, DATE, SIGN, AND PROMPTLY MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE C Non-Voting Items + + Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.